Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2012

Wessex House, 5th Floor 45 Reid Street Hamilton HM 12 Bermuda

441-278-9250
441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2012 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, November 1, 2012 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2012 third quarter was $184.2 million, or $1.33 per share, compared to $162.3 million, or $1.18 per share, for the 2011 third quarter. The Company also reported after-tax operating income available to common shareholders of $120.2 million, or $0.87 per share, for the 2012 third quarter, compared to $107.2 million, or $0.78 per share, for the 2011 third quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $36.79 at September 30, 2012, a 6.8% increase from $34.45 per share at June 30, 2012 and a 19.0% increase from $30.91 per share at September 30, 2011. The Company’s after-tax operating income available to common shareholders represented a 9.9% annualized return on average common equity for the 2012 third quarter, compared to 10.5% for the 2011 third quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

On October 29, 2012, Hurricane Sandy made landfall on the eastern coast of the United States. It is too early to reasonably estimate losses for this recent event given the significant unknowns, the early stage of the damage assessment process and the unusual nature of the event.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2012	2011	2012	2011

Gross premiums written	$936,764	$860,289	$3,055,233	$2,736,794
Net premiums written	755,249	691,381	2,439,093	2,162,202
Net premiums earned	748,691	682,049	2,155,659	1,958,623
Underwriting income (loss)	73,452	38,567	234,368	(25,456)

Combined ratio (1)	90.2%	94.4%	89.2%	101.3%

(1)          The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2012 third quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 59.3% and an underwriting expense ratio of 30.9%, compared to a loss ratio of 62.2% and an underwriting expense ratio of 32.2% for the 2011 third quarter. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2012	2011	2012	2011

After-tax operating income available to common shareholders	$120,247	$107,176	$375,307	$174,491
Net realized gains, net of tax	58,904	28,458	133,052	94,842
Net impairment losses recognized in earnings, net of tax	(2,379)	(2,739)	(5,353)	(7,103)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	24,330	(30,549)	56,943	5,097
Net foreign exchange (losses) gains, net of tax	(16,930)	59,948	(5,363)	4,121
Net income available to common shareholders	$184,172	$162,294	$554,586	$271,448

Diluted per common share results:
After-tax operating income available to common shareholders	$0.87	$0.78	$2.72	$1.26
Net realized gains, net of tax	0.42	0.21	0.96	0.68
Net impairment losses recognized in earnings, net of tax	(0.02)	(0.02)	(0.04)	(0.05)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.18	(0.22)	0.41	0.04
Net foreign exchange (losses) gains, net of tax	(0.12)	0.43	(0.04)	0.03
Net income available to common shareholders	$1.33	$1.18	$4.01	$1.96

Weighted average common shares and common share equivalents outstanding — diluted	138,696,934	137,140,929	138,235,995	138,542,558

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the investment portfolio was 2.90 years at September 30, 2012, compared to 3.01 years at June 30, 2012 and 2.99 years at December 31, 2011. Including the effects of foreign exchange, total return on the Company’s investment portfolio was a positive 2.45% for the 2012 third quarter, compared to a negative 0.23% for the 2011 third quarter. Excluding the effects of foreign exchange, total return was a positive 2.17% for the 2012 third quarter, compared to a positive 0.38% for the 2011 third quarter.

Net investment income for the 2012 third quarter was $73.2 million, or $0.53 per share, compared to $82.8 million, or $0.60 per share, for the 2011 third quarter. The annualized pre-tax investment income yield was 2.45% for the 2012 third quarter, compared to 2.83% for the 2011 third quarter. The decline in the 2012 third quarter yield primarily reflects the effects of lower prevailing interest rates available in the market and the Company’s investment strategy which puts a priority on total return. Such effects more than offset the benefit of a higher level of investable assets compared to the 2011 third quarter. Consolidated cash flow provided by operating activities for the 2012 third quarter was $334.7 million, compared to $309.9 million for the 2011 third quarter. The increase in operating cash flows in the 2012 third quarter was primarily due to a higher level of premium receipts than in the 2011 third quarter.

For the 2012 third quarter, the Company’s effective tax rates on income before income taxes and pre-tax operating income were an expense of 2.8% and 3.1%, respectively, compared to a benefit of 1.4% and 3.8%, respectively, for the 2011 third quarter. For the nine months ended September 30, 2012, the Company’s effective tax rates on income before income taxes and pre-tax operating income were an expense of 1.4% and 0.6%, respectively, compared to a benefit of 1.8% and 3.8%, respectively, for the 2011 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rate, if any. The Company’s estimated effective tax rate on pre-tax operating income was an expense of 0.6% for the nine months ended September 30, 2012, compared to a benefit of 0.6% for the six months ended June 30, 2012. The impact of applying the updated annual effective tax rate on pre-tax operating income for the six months ended June 30, 2012 reduced the Company’s after-tax results for the 2012 third quarter by $3.2 million, or $0.02 per share. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $6.2 million of federal excise taxes for nine months ended September 30, 2012, compared to $7.3 million for the 2011 period. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

On a pre-tax basis, net foreign exchange losses for the 2012 third quarter were $16.9 million (net unrealized losses of $17.1 million and net realized gains of $0.2 million), compared to net foreign exchange gains for the 2011 third quarter of $60.0 million (net unrealized gains of $62.8 million and net realized losses of $2.8 million). The 2012 third quarter net foreign exchange losses primarily resulted from the weakening of the U.S. Dollar against the Euro, British Pound Sterling and other major currencies during the period. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company’s strategy has been to hold investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. Changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

At September 30, 2012, the Company’s capital of $5.75 billion consisted of $300.0 million of senior notes, representing 5.2% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.7% of the total, $325.0 million of preferred shares, representing 5.7% of the total, and common shareholders’ equity of $5.02 billion, representing the balance. At December 31, 2011, the Company’s capital of $4.99 billion consisted of $300.0 million of senior notes, representing 6.0% of the total, $100.0 million of revolving credit agreement borrowings, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.5% of the total, and common shareholders’ equity of $4.27 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on Friday, November 2, 2012. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on November 2, 2012 at 12:30 p.m. Eastern Time until November 9, 2012 at midnight Eastern Time. To access the replay, domestic callers should dial 888-843-7419 (passcode 33664265#), and international callers should dial 630-652-3042 (passcode 33664265#).

Please refer to the Company’s Financial Supplement dated September 30, 2012, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.75 billion in capital at September 30, 2012, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2012;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•                       the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on
Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2012	2011

Calculation of book value per common share:
Total shareholders’ equity	$5,348,794	$4,592,074
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$5,023,794	$4,267,074
Common shares outstanding, net of treasury shares (1)	136,540,178	134,358,345
Book value per common share	$36.79	$31.76

(1)        Excludes the effects of 7,835,519 and 8,706,441 stock options and 365,224 and 298,425 restricted stock units outstanding at September 30, 2012 and December 31, 2011, respectively.

Investment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2012	2011	2012	2011

Components of net investment income:
Fixed maturities	$68,195	$82,686	$211,934	$252,250
Term loan investments (1)	4,877	881	10,733	1,565
Equity securities	2,009	1,796	6,098	5,187
Short-term investments	487	430	1,619	1,613
Other	3,799	3,383	9,973	16,060
Gross investment income	79,367	89,176	240,357	276,675
Investment expenses	(6,146)	(6,423)	(19,231)	(18,944)
Net investment income	$73,221	$82,753	$221,126	$257,731

Per share	$0.53	$0.60	$1.60	$1.86

Investment income yield, at amortized cost (2):
Pre-tax	2.45%	2.83%	2.51%	2.98%
After-tax	2.33%	2.73%	2.38%	2.85%

Total return (3):
Including effects of foreign exchange	2.45%	(0.23)%	5.04%	2.97%
Excluding effects of foreign exchange	2.17%	0.38%	4.89%	3.11%

Cash flow from operations	$334,683	$309,924	$731,951	$756,471

(1)          Included in “investments accounted for using the fair value option” on the Company’s balance sheet.

(2)          Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)          Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

	September 30,	December 31,
(U.S. dollars in thousands)	2012	2011

Investable assets:
Fixed maturities available for sale, at fair value	$9,944,186	$9,375,604
Fixed maturities, at fair value (1)	306,424	147,779
Fixed maturities pledged under securities lending agreements, at fair value (2)	34,769	56,393
Total fixed maturities	10,285,379	9,579,776
Short-term investments available for sale, at fair value	845,158	904,219
Cash	422,440	351,699
Equity securities available for sale, at fair value	312,371	299,584
Equity securities, at fair value (1)	28,405	87,403
Other investments available for sale, at fair value	477,857	238,111
Other investments, at fair value (1)	363,239	131,721
TALF investments, at fair value (3)	270,206	387,702
Investments accounted for using the equity method (4)	339,587	380,507
Securities sold but not yet purchased (5)	(8,017)	(27,178)
Securities transactions entered into but not settled at the balance sheet date	(117,742)	(17,339)
Total investable assets	$13,218,883	$12,316,205

Investment portfolio statistics (2):
Average effective duration (in years)	2.90	2.99
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2	AA/Aa1
Imbedded book yield (before investment expenses)	2.80%	2.98%

(1)          Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(2)          This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(4)          Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investments funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(5)          Represents the Company’s obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company’s balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2012	2011	2012	2011

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$371,529	$373,682	$1,058,758	$1,013,752
Increase in unpaid losses and loss adjustment expenses	72,342	50,302	180,013	335,734
Total losses and loss adjustment expenses	$443,871	$423,984	$1,238,771	$1,349,486

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(13,441)	$(490)	$(26,424)	$(23,056)
Reinsurance	(39,712)	(57,739)	(137,340)	(151,137)
Total	$(53,153)	$(58,229)	$(163,764)	$(174,193)

Impact on losses and loss adjustment expenses:
Insurance	$(10,283)	$(5,265)	$(27,959)	$(28,102)
Reinsurance	(40,224)	(58,317)	(139,643)	(152,515)
Total	$(50,507)	$(63,582)	$(167,602)	$(180,617)

Impact on acquisition expenses:
Insurance	$(3,158)	$4,775	$1,535	$5,046
Reinsurance	512	578	2,303	1,378
Total	$(2,646)	$5,353	$3,838	$6,424

Impact on combined ratio:
Insurance	(2.9)%	(0.1)%	(2.0)%	(1.8)%
Reinsurance	(13.6)%	(23.7)%	(16.9)%	(21.5)%
Total	(7.1)%	(8.5)%	(7.6)%	(8.9)%

Impact on loss ratio:
Insurance	(2.3)%	(1.2)%	(2.1)%	(2.2)%
Reinsurance	(13.8)%	(23.9)%	(17.2)%	(21.7)%
Total	(6.7)%	(9.3)%	(7.8)%	(9.2)%

Impact on acquisition expense ratio:
Insurance	(0.6)%	1.1%	0.1%	0.4%
Reinsurance	0.2%	0.2%	0.3%	0.2%
Total	(0.4)%	0.8%	0.2%	0.3%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$14,338	$6,997	$19,122	$80,910
Reinsurance	13,361	52,609	38,782	252,406
Total	$27,699	$59,606	$57,904	$333,316

Impact on combined ratio:
Insurance	3.1%	1.6%	1.4%	6.4%
Reinsurance	4.6%	21.6%	4.8%	35.9%
Total	3.7%	8.7%	2.7%	17.0%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company’s 2012 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2012 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$658,599	$634,280	3.8
Net premiums written	483,356	472,986	2.2
Net premiums earned	456,341	437,970	4.2
Underwriting income (loss)	789	(6,541)	n/m

			% Point
Underwriting Ratios			Change
Loss ratio	67.3%	66.4%	0.9
Acquisition expense ratio	16.0%	17.4%	(1.4)
Other operating expense ratio	16.5%	17.8%	(1.3)
Combined ratio	99.8%	101.6%	(1.8)

Catastrophic activity and prior year development:
Current accident year catastrophic events	3.1%	1.6%	1.5
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(2.9)%	(0.1)%	(2.8)
Combined ratio excluding such items	99.6%	100.1%	(0.5)

Gross premiums written by the insurance segment in the 2012 third quarter were 3.8% higher than in the 2011 third quarter, while net premiums written were 2.2% higher than in the 2011 third quarter. The growth in net premiums written reflected increases in programs, national accounts and surety business, partially offset by a lower level of onshore energy (included in the ‘property, energy, marine and aviation’ line) and casualty business. The higher level of program business was primarily due to an earlier 2012 bound program that has gained traction, rate increase impacts and increased customer penetration within existing programs. Growth in national accounts primarily resulted from new business, a large account advancing their renewal date, rate increases and audit premiums whereas the increase in surety primarily resulted from expansion into the commercial surety area. The reduction in onshore energy premiums reflected a strategic shift towards writing more on an excess basis and utilizing smaller capacity per account while the decline in casualty business, while achieving rate increases, reflected moving up higher on excess programs and binding smaller accounts. Net premiums earned by the insurance segment in the 2012 third quarter were 4.2% higher than in the 2011 third quarter, and reflect changes in net premiums written over the previous five quarters.

The 2012 third quarter loss ratio reflected 3.1 points of current year catastrophic event activity, primarily due to Hurricane Isaac, compared to 1.6 points in the 2011 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 2.3 points in the 2012 third quarter, compared to 1.2 points in the 2011 third quarter. The estimated net favorable development in the 2012 third quarter primarily resulted from better than expected claims emergence in short-tail and medium-tail lines.

The underwriting expense ratio was 32.5% in the 2012 third quarter, compared to 35.2% in the 2011 third quarter. The acquisition expense ratio was 16.0% in the 2012 third quarter, compared to 17.4% in the 2011 third quarter. The 2012 third quarter acquisition expense ratio included a reduction of 0.6 points of commission expense related to development in prior year loss reserves, compared to an increase of 1.1 points in the 2011 third quarter. The operating expense ratio was 16.5% in the 2012 third quarter, compared to 17.8% in the 2011 third quarter, with the lower ratio in the 2012 third quarter reflecting the benefits of expense management resulting in lower absolute operating expense dollars and the higher level of net premiums earned.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$279,751	$227,837	22.8
Net premiums written	271,893	218,395	24.5
Net premiums earned	292,350	244,079	19.8
Underwriting income	72,663	45,108	61.1

			% Point
Underwriting Ratios			Change
Loss ratio	46.8%	54.6%	(7.8)
Acquisition expense ratio	18.6%	17.8%	0.8
Other operating expense ratio	9.9%	9.2%	0.7
Combined ratio	75.3%	81.6%	(6.3)

Catastrophic activity and prior year development:
Current accident year catastrophic events	4.6%	21.6%	(17.0)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(13.6)%	(23.7)%	10.1
Combined ratio excluding such items	84.3%	83.7%	0.6

Gross premiums written by the reinsurance segment in the 2012 third quarter were 22.8% higher than in the 2011 third quarter, while net premiums written were 24.5% higher than in the 2011 third quarter, primarily due to increases in mortgage and U.K. motor business. The reinsurance segment’s mortgage business primarily resulted from a reinsurance treaty written in the 2012 second quarter covering newly originated residential mortgages, while growth in U.K. motor was primarily due to new business written emanating from one significant client. Growth in property and casualty writings was offset by a lower level of property catastrophe business, as the 2011 third quarter included $5.7 million of adjustment premiums on a treaty which did not recur in the 2012 third quarter.

Net premiums earned in the 2012 third quarter were 19.8% higher than in the 2011 third quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. Net premiums earned also included $17.8 million related to the credit and surety business acquired from Ariel Reinsurance Company Ltd. in April 2012. As noted previously, under applicable accounting rules for business combinations, the recording of unearned premiums was not reflected as net premiums written but will continue to result in net premiums earned (primarily over a two year period). The remaining acquired unearned premiums were approximately $49 million at September 30, 2012.

The 2012 third quarter loss ratio reflected 4.6 points of current year catastrophic activity, compared to 21.6 points of catastrophic activity in the 2011 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 13.8 points in the 2012 third quarter, compared to 23.9 points in the 2011 third quarter. The estimated net favorable development in the 2012 third quarter primarily resulted from better than expected claims emergence across all lines of business.

The underwriting expense ratio was 28.5% in the 2012 third quarter, compared to 27.0% in the 2011 third quarter. The acquisition expense ratio for the 2012 third quarter was 18.6%, compared to 17.8% for the 2011 third quarter. The comparison of the 2012 third quarter and 2011 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio was 9.9% in the 2012 third quarter, compared to 9.2% in the 2011 third quarter. The 2012 third quarter operating expense ratio reflected an increase in aggregate expenses due, in part, to selected expansion of the reinsurance segment’s operating platform, partially offset by the benefit of a higher level of net premiums earned.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues
Net premiums written	$755,249	$691,381	$2,439,093	$2,162,202
Change in unearned premiums	(6,558)	(9,332)	(283,434)	(203,579)
Net premiums earned	748,691	682,049	2,155,659	1,958,623
Net investment income	73,221	82,753	221,126	257,731
Net realized gains	60,391	30,199	139,379	96,104

Other-than-temporary impairment losses	(2,644)	(5,180)	(6,129)	(10,407)
Less investment impairments recognized in other comprehensive income, before taxes	265	2,441	776	3,304
Net impairment losses recognized in earnings	(2,379)	(2,739)	(5,353)	(7,103)

Fee income	1,077	848	2,426	2,447
Equity in net income (loss) of investment funds accounted for using the equity method	24,330	(30,549)	56,943	5,097
Other income (loss)	(532)	2,432	(7,905)	2,734
Total revenues	904,799	764,993	2,562,275	2,315,633

Expenses
Losses and loss adjustment expenses	443,871	423,984	1,238,771	1,349,486
Acquisition expenses	128,065	120,205	375,316	339,598
Other operating expenses	113,429	106,321	337,602	322,045
Interest expense	7,378	8,125	22,338	23,604
Net foreign exchange losses (gains)	16,959	(60,040)	5,958	(4,753)
Total expenses	709,702	598,595	1,979,985	2,029,980

Income before income taxes	195,097	166,398	582,290	285,653

Income tax expense (benefit)	5,441	(2,357)	8,110	(5,178)

Net income	189,656	168,755	574,180	290,831

Preferred dividends	5,484	6,461	19,594	19,383

Net income available to common shareholders	$184,172	$162,294	$554,586	$271,448

Net income per common share
Basic	$1.36	$1.23	$4.12	$2.06
Diluted	$1.33	$1.18	$4.01	$1.96

Weighted average common shares and common share equivalents outstanding
Basic	135,067,360	131,560,851	134,519,046	132,090,354
Diluted	138,696,934	137,140,929	138,235,995	138,542,558

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	September 30,	December 31,
	2012	2011
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,616,883 and $9,165,438)	$9,944,186	$9,375,604
Short-term investments available for sale, at fair value (amortized cost: $840,457 and $909,121)	845,158	904,219
Investment of funds received under securities lending, at fair value (amortized cost: $25,651 and $48,577)	26,279	48,419
Equity securities available for sale, at fair value (cost: $297,506 and $299,058)	312,371	299,584
Other investments available for sale, at fair value (cost: $455,149 and $235,381)	477,857	238,111
Investments accounted for using the fair value option	698,068	366,903
TALF investments, at fair value (amortized cost: $255,615 and $373,040)	270,206	387,702
Investments accounted for using the equity method	339,587	380,507
Total investments	12,913,712	12,001,049

Cash	422,440	351,699
Accrued investment income	68,069	70,739
Investment in joint venture (cost: $100,000)	109,363	107,576
Fixed maturities and short-term investments pledged under securities lending, at fair value	34,769	56,393
Premiums receivable	773,172	501,563
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,733,830	1,851,584
Contractholder receivables	849,352	748,231
Prepaid reinsurance premiums	302,513	265,696
Deferred acquisition costs, net	279,171	227,884
Receivable for securities sold	894,318	462,891
Other assets	509,048	460,052
Total Assets	$18,889,757	$17,105,357

Liabilities
Reserve for losses and loss adjustment expenses	$8,562,328	$8,456,210
Unearned premiums	1,815,524	1,411,872
Reinsurance balances payable	172,016	133,866
Contractholder payables	849,352	748,231
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at fair value (par: $186,291 and $310,868)	185,223	310,486
Securities lending payable	35,707	58,546
Payable for securities purchased	1,012,060	480,230
Other liabilities	508,753	513,842
Total Liabilities	$13,540,963	$12,513,283

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 167,004,690 and 164,636,338)	556	549
Additional paid-in capital	200,607	161,419
Retained earnings	5,351,241	4,796,655
Accumulated other comprehensive income, net of deferred income tax	324,132	153,923
Common shares held in treasury, at cost (shares: 30,464,512 and 30,277,993)	(852,742)	(845,472)
Total Shareholders’ Equity	5,348,794	4,592,074
Total Liabilities and Shareholders’ Equity	$18,889,757	$17,105,357